                                                                   EXHIBIT 10.38
December 18, 1997


To:      Mike Zawalski

From:    Ron Rittenmeyer

RE:      EXECUTIVE COMPENSATION PACKAGE

It is the intention of the board to offer a competitive executive compensation package which will ensure that the company maintains the highest quality executive team. This compensation package includes your base salary, bonuses, stock options and executive benefits.

Your executive compensation package is outlined below and is effective January 1, 1998; it is tailored to you and therefore, SHOULD BE TREATED STRICTLY CONFIDENTIAL.
Your compensation package is as follows:

BASE SALARY: $175,000

BONUS OPPORTUNITY: 80% of your base salary. The bonus program will be developed yearly and award levels determined by the business requirements.

EXECUTIVE STOCK OPTIONS: You have been awarded stock options based upon your level and performance. It is the executive stock award plan, of Directors approval prior to intention of the company to but the plan must receive the implementation. formalize an annual Ryder TRS Board

LIFE INSURANCE: 2 times your annual base pay

BUSINESS ACCIDENT INSURANCE: 2 times your annual base pay

ANNUAL PHYSICAL EXAMINATIONS: You will be reimbursed for an annual physical examination. You are encouraged but not required to use the Ryder TRS medical network for your exam as this is covered by plan design. All physical examination expenses not covered in the plan will be covered.

A NON-QUALIFIED SALARY DEFERRAL PLAN: The Board has approved the creation of a non-qualified salary deferral plan which will allow executives to defer their salary tax free beyond the current caps in the Ryder TRS401k plan. Details of this plan design will be published in January, 1998.

EXECUTIVE SEVERANCE: If you are terminated for reasons other than for cause, you are eligible for 12 months of salary payments. During this time, your medical and dental participation will continue through Cobra and will be paid by the company unless you become eligible for benefits through another employer. In addition, a prorated bonus will be paid to you based upon the financial performance of the business and your goals as related to the bonus plan at the time of your last day worked.

EXECUTIVE STAY-ON BONUS(OFFERED ONLY TO CERTAIN EXECUTIVES): Given your performance and the critical role of your executive responsibilities, you are eligible for a one time executive stay on incentive award of $100,000. This award will be paid to you in May, 1999 if you continue to contribute at your current capacity and level of performance and are employed at that time. If you are terminated from the company for reasons other than cause prior to May 1999, this bonus will be prorated for this time period based on your last day worked. THIS AWARD IS STRICTLY CONFIDENTIAL AND MUST NOT BE DISCUSSED WITH ANYONE FOR ANY REASON.

Mike, thank you for your 1997 contributions to Ryder TRS. The creation of an independent company comes with much hard work, dedication and unique business talents. You are a valuable member of the leadership team; I look forward to continue working with you.


cc.  Debby Riston